EXHIBIT 21.1

CRAWFORD & COMPANY

LISTING OF SUBSIDIARY CORPORATIONS*

Subsidiary	Jurisdiction in Which Organized
Crawford & Company International, Inc.	Georgia

Broadspire Management Services, Inc.	Delaware

Broadspire Services, Inc.	Delaware

The Garden City Group, Inc.	Delaware

Risk Sciences Group, Inc.	Delaware

Crawford & Company of California	Delaware

Crawford & Company of Florida	Delaware

Crawford & Company of Illinois	Delaware

Crawford & Company of New York, Inc.	New York

Crawford & Company Employment Services, Inc.	Delaware

Crawford & Company HealthCare Management, Inc.	Delaware

e-Triage.com, Inc.	Georgia

The PRISM Network, Inc.	Georgia

Crawford & Company Adjusters Limited	England

Crawford & Company Adjusters (UK) Limited	England

Crawford & Company (Canada), Inc.	Canada

Crawford & Company (Australia) Pty Limited	Australia

Crawford Caribbean Ltd.	Cayman Islands

Crawford & Company (Sweden) AB	Sweden

Crawford & Company (Netherlands) BV	Netherlands

Crawford & Company (Norway) AS	Norway

Crawford & Co (SA) (PTY) Ltd	South Africa

Crawford France EURL	France

Crawford & Company Adjusters (Malaysia) Sdn. Bhd.	Malaysia

Specialty Liability Services Limited	England

*	Excludes subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the year ended December 31, 2007.